Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

FIRST QUARTER FINANCIAL AND OPERATING RESULTS

NET INCOME OF 21 CENTS PER DILUTED SHARE

MONDOVI, Wis., April 23, 2007 — Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter ended March 31, 2007.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 9.9%, to $131.4 million in the first quarter of 2007 from $119.6 million in the 2006 quarter.  Truckload revenue increased 4.7% to $118.1 million from $112.9 million in the 2006 quarter.  Logistics revenue, which consists of revenue from our brokerage and intermodal operations, increased 98.4% to $13.3 million from $6.7 million in the 2006 quarter.

Operating revenue included fuel surcharges of $17.4 million, compared with $16.0 million for the same quarter of 2006.  Operating revenue, net of fuel surcharges, increased 10.1% to $114.0 million from $103.5 million in the 2006 quarter.

For the first quarter ended March 31, 2007, net income decreased 9.1%, to $4.6 million, or 21 cents per diluted share, from $5.1 million, or 23 cents per diluted share, for the same quarter of 2006.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “We were relatively pleased with Marten’s performance in the first quarter given the challenges of a somewhat softer freight market and severe winter storms that impaired productivity.  We were able to mitigate the effects of generally declining freight tonnage by concentrating on our core business of transporting food and consumer products, which we believe are generally less cyclical than many other products.  Winter weather dealt a harsher blow, however, as we lost approximately 3 days of fleet operations to winter storms, which was more than we have experienced in some time.  Despite these obstacles, our earnings of 21 cents per diluted share represented the third highest earnings total for a first quarter in the history of our company.

“Through a combination of seating more trucks, obtaining rate increases where justified, and holding the line on non-revenue miles, we were able to increase our asset productivity over the first quarter of 2006.  Average truckload revenue per tractor per week, net of fuel surcharges, our main measure of asset productivity, increased 3.4% to $3,059 from $2,959 in the first quarter of 2006, which is notable given the inclement weather we experienced in February.  Average truckload revenue, net of fuel surcharges, per total mile increased 2.1% to $1.479 from $1.448 in the first quarter of 2006.  Our average number of seated tractors grew 5.9% quarter-over-quarter.  With the additional seated trucks, miles per tractor increased 1.3% as well.

“Logistics revenue, which consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third- party provider of logistics services, increased by 98.4% to $13.3 million.  As our logistics business has become increasingly successful and a more important part of our business, this business will be reported as a separate segment going forward.  Separating our truckload revenue and logistics revenue will allow our investors to more accurately track the progress in our logistics operations.  I’m very pleased with the growth our logistics team has been able to accomplish in such a short time.

“From an expense standpoint, we continued our rigorous cost control efforts.  Our employees stepped up their productivity as we were able to improve our headcount to 5.5 tractors per non-driver personnel and hold our trailer to tractor ratio at 1.5 to 1.0 despite an increase in intermodal operations.  We’re pleased that we have handled more revenue without a corresponding increase in personnel or equipment.

“Two items that affected our expenses were an $861,000 decrease in gain on disposition of revenue equipment and a $524,000 decrease in our reserve for bad debts.  The after-tax impact of each of these two items was a decrease in net income of $536,000 and an increase of $326,000, respectively.  We expect our gain on sale of revenue equipment to remain below last year’s level for the remainder of the year.  The decrease in the allowance for bad debts represents a one-time adjustment to reflect our strong collection record and consistent service to customers.

“Our other costs generally changed consistent with the continued increase in company-owned equipment and the corresponding decrease in independent contractor equipment.  Salaries, wages, and benefits increased by approximately 45 basis points as a percentage of operating revenue, net of fuel surcharges, due to the increase in miles driven by company drivers.

“Fuel and fuel taxes expense, net of fuel surcharges, increased 13.7%, due to an increase in average fuel cost to $2.43 per gallon in the first quarter of 2007 compared with $2.39 per gallon in the first quarter of 2006, the increase in company truck miles as a percentage of total miles, and lower fuel economy associated with inclement weather.  We continue to aggressively collect our fuel surcharges, but as the cost of fuel and the number of miles driven by company drivers increases, the uncollected portion becomes more meaningful.

“Despite a decrease in miles driven by independent contractors, purchased transportation increased by approximately 62 basis points as a percentage of operating revenue, net of fuel surcharges.  The increase was attributable primarily to increased payments to third party providers of rail and trucking capacity in our logistics segment, as that business nearly doubled in size versus the first quarter of 2006.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 93.6% for the first quarter of 2007 compared with 92.5% for the first quarter of 2006.  Netting fuel surcharges against fuel expense, as many of our peers do, would have produced an operating ratio of 92.6% for the first quarter of 2007 compared with 91.3% for the first quarter of 2006.

“At March 31, our balance sheet reflected approximately $225.8 million in stockholders’ equity and $70.0 million in borrowed debt, for a debt-to-capitalization ratio of approximately 23.7%.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, the less cyclical nature of the markets we primarily serve.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers’ business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines and the adoption of ultra-low sulfur diesel fuel. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
(In thousands, except share information)	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash	$2,928	$2,988
Marketable securities	300	300
Receivables:
Trade, net	51,371	48,005
Other	5,638	6,458
Prepaid expenses and other	12,531	14,227
Deferred income taxes	4,981	4,532
Total current assets	77,749	76,510
Property and equipment:
Revenue equipment, buildings and land, office equipment and other	440,069	428,729
Accumulated depreciation	(103,935)	(98,841)
Net property and equipment	336,134	329,888

Other assets	3,917	4,424
TOTAL ASSETS	$417,800	$410,822
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$350	$804
Accounts payable and accrued liabilities	26,990	37,545
Insurance and claims accruals	16,172	16,073
Current maturities of long-term debt	5,000	5,000
Total current liabilities	48,512	59,422
Long-term debt, less current maturities	65,046	53,659
Deferred income taxes	77,507	75,835
Total liabilities	191,065	188,916
Minority interest	982	913
Stockholders’ equity:
Preferred stock, $.01 par value per share;
2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,770,773 shares at March 31, 2007, and 21,764,773 shares at December 31, 2006, issued and outstanding	218	218
Additional paid-in capital	73,767	73,601
Retained earnings	151,768	147,174
Total stockholders’ equity	225,753	220,993

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$417,800	$410,822

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share information)	2007	2006

OPERATING REVENUE	$131,416	$119,555

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	38,413	34,419
Purchased transportation	21,820	19,168
Fuel and fuel taxes	32,812	29,584
Supplies and maintenance	8,950	7,875
Depreciation	11,723	10,674
Operating taxes and licenses	1,699	1,819
Insurance and claims	5,470	5,307
Communications and utilities	940	881
Gain on disposition of revenue equipment	(1,180)	(2,041)
Other	2,379	2,880

Total operating expenses	123,026	110,566

OPERATING INCOME	8,390	8,989

OTHER EXPENSES (INCOME):
Interest expense	1,079	842
Interest income and other	(219)	(298)
Minority interest	150	108
	1,010	652

INCOME BEFORE INCOME TAXES	7,380	8,337

PROVISION FOR INCOME TAXES	2,786	3,284

NET INCOME	$4,594	$5,053

BASIC EARNINGS PER COMMON SHARE	$0.21	$0.23

DILUTED EARNINGS PER COMMON SHARE	$0.21	$0.23

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Dollars in thousands)

			Dollar Change	Percentage Change
	Three Months Ended March 31,		Three Months Ended March 31,	Three Months Ended March 31,
	2007	2006	2007 vs. 2006	2007 vs. 2006
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$101,277	$97,073	$4,204	4.3%
Truckload fuel surcharge revenue	16,870	15,793	1,077	6.8
Total Truckload revenue	118,147	112,866	5,281	4.7

Logistics revenue, net of intermodal fuel surcharge revenue	12,712	6,435	6,277	97.5
Intermodal fuel surcharge revenue	557	254	303	119.3
Total Logistics revenue	13,269	6,689	6,580	98.4

Total operating revenue	$131,416	$119,555	$11,861	9.9%

Operating income:
Truckload	$7,347	$8,422	$(1,075)	(12.8)%
Logistics	1,043	567	476	84.0
Total operating income	$8,390	$8,989	$(599)	(6.7)%

Operating ratio:
Truckload	93.8%	92.5%		(1.4)%
Logistics	92.1	91.5		(0.7)
Consolidated operating ratio	93.6%	92.5%		(1.2)%

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2007	2006

Truckload Segment:
Average truckload revenue, net of fuel surcharges, per total mile	$1.479	$1.448
Average miles per tractor(1)	26,601	26,267
Average truckload revenue, net of fuel surcharges, per tractor per week(1)	$3,059	$2,959
Average tractors(1)	2,575	2,552
Average miles per trip	942	952
Non-revenue miles percentage(2)	7.6%	7.6%
Total miles — company-employed drivers (in thousands)	57,168	53,444
Total miles — independent contractors (in thousands)	11,329	13,578

Logistics Segment:
Brokerage:
Revenue (in thousands)	$9,049	$5,062
Loads	4,748	3,118
Intermodal:
Revenue (in thousands)	$4,220	$1,627
Loads	1,386	537
Average tractors	24	10

At March 31, 2007, and March 31, 2006:
Total tractors(1)	2,591	2,444
Average age of company tractors (in years)	1.6	1.2
Total trailers	3,903	3,599
Average age of company trailers (in years)	2.2	2.6
Ratio of trailers to tractors(1)	1.5	1.5
Ratio of tractors to non-driver personnel(1)	5.5	5.3

	Three Months Ended March 31,
(In thousands)	2007	2006

Net cash provided by operating activities	$16,838	$12,432
Net cash used for investing activities	27,900	25,427

Weighted average shares outstanding:
Basic	21,766	21,674
Diluted	21,951	21,945

(1)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 367 and 414 tractors as of March 31, 2007, and 2006, respectively.

(2)	Represents the percentage of miles for which the company is not compensated.